Exhibit 99.1

Press Release

Jeffrey Solomon Appointed Chief Executive Officer at Cowen and Company

Chris McCabe and Kevin Raidy named Co-Heads of Investment Banking

New York, NY, October 7, 2011 — Cowen Group, Inc. (“Cowen”) (NASDAQ: COWN) today announced that, effective immediately, Jeffrey Solomon will assume the role of Chief Executive Officer of Cowen and Company, the firm’s broker dealer platform.  Prior to this position, Mr. Solomon served as Chief Operating Officer of Cowen Group and Head of Investment Banking at Cowen and Company.  In his new role, Mr. Solomon will oversee all of Cowen and Company’s businesses including Investment Banking, Capital Markets, Sales & Trading and Research.

Mr. Solomon is supported by a skilled team that includes Chris McCabe and Kevin Raidy, who were appointed Co-Heads of Investment Banking; Kevin Reynolds, Head of Global Capital Markets; John O’Donoghue, Head of Equities; Tom O’Mara, Head of Equity Derivatives; and Barry Tarasoff, Head of Research.

Peter Cohen, Chairman and Chief Executive Officer of Cowen Group, commented, “Given Jeff’s breadth of experience in the financial services sector, he is the right person to lead Cowen and Company as we continue to organize the broker dealer platform to leverage our market position. His client-focused perspective and understanding of the business will allow us to be more effective in unifying the Cowen and Company platform to meet client needs in this challenging economic environment.”

Jeff Solomon said, “I look forward to capitalizing on the momentum we have been able to achieve to date and to continue re-shaping our business.  We have a tremendous opportunity to take advantage of the current market turmoil by providing innovative financial solutions to meet the needs of our clients across the platform.  I look forward to working with Chris and Kevin in their new roles as well as our entire management team to achieve this goal.”

Background on Jeffrey Solomon

Jeff Solomon was appointed Chief Operating Officer of Cowen Group in May 2010 and Head of Investment Banking at Cowen and Company later that year.  Prior to the Ramius/Cowen Group merger in 2009, Mr. Solomon was a Managing Member and founder of Ramius LLC.  Mr. Solomon joined Ramius when it was founded in 1994 and was responsible for the development, management and oversight of a number of the investment strategies currently employed by Ramius.

From 1991 to 1994, Mr. Solomon was the Chief Administrative Officer at Republic New York Securities Corporation, the brokerage affiliate of Republic National Bank, now part of the HSBC Group.  Mr. Solomon began his career in the Mergers and Acquisitions Group at Shearson Lehman Brothers and was part of the internal corporate finance team that worked closely with senior management in evaluating the Company’s operations, capital usage and investment strategies, including the acquisition and disposition of corporate assets.

Currently, Mr. Solomon is a member of the Committee on Capital Markets Regulation. He is also on the Board of Directors of Hale & Hearty Soups, a New York based restaurant chain, and NuGo Nutrition, the manufacturer of NuGo Nutrition Bars.

Mr. Solomon graduated from the University of Pennsylvania in 1988 with a B.A. in Economics.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative investment management, investment banking, research, and sales and trading services through its two business segments: Ramius and its affiliates makes up the Company’s alternative investment management segment, while Cowen and Company is its broker-dealer segment. Its alternative investment management products, solutions and services include hedge funds, replication products, managed futures funds, fund of funds, real estate, health care royalty funds and cash management services. Cowen and Company offers industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors. Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

Contacts:

Sard Verbinnen & Co

Dan Gagnier

212-687-8080

Carissa Ramirez

312-895-4701